UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMERISAFE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 6, 2011

Dear AMERISAFE Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of AMERISAFE, Inc. The meeting will be held on Wednesday, June 15, 2011, beginning at 9:00 a.m. at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634.

Information about the meeting, nominees for election as directors, and the other proposals to be considered at the meeting is presented in the following Notice of Annual Meeting of Shareholders and proxy statement. At the meeting, management will report on the Company’s operations during 2010 and comment on our outlook for the remainder of 2011. The report will be followed by a question and answer period.

We hope that you will plan to attend the Annual Meeting. It is important that your shares be represented. Accordingly, please sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope or vote using the Internet or telephone procedures described on the proxy card.

We look forward to seeing you at the meeting on June 15th.

Sincerely,

C. Allen Bradley, Jr.

Chairman and

Chief Executive Officer

AMERISAFE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 15, 2011

The 2011 Annual Meeting of Shareholders of AMERISAFE, Inc. (the “Company”) will be held on June 15, 2011, beginning at 9:00 a.m. at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634. The meeting will be held for the following purposes:

(1)	to elect two directors to serve until the 2014 Annual Meeting of Shareholders;

(2)	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

(3)	to conduct an advisory vote on executive compensation;

(4)	to conduct an advisory vote on the frequency of advisory votes on executive compensation; and

(5)	to transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Holders of record of the Company’s common stock as of the close of business on April 22, 2011 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is the Company’s Annual Report for 2010.

By Order of the Board of Directors,

Todd Walker

Executive Vice President,

General Counsel and Secretary

DeRidder, Louisiana

May 6, 2011

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote by signing, dating, and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope or vote using the Internet or telephone procedures described on the proxy card.

Notice of 2011 Annual Meeting of Shareholders and Proxy Statement

Proxy Statement	Page 1

Proposal 1-Election of Directors	Page 3
Proposal 2- Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2011	Page 5
Proposal 3-Advisory Vote on Executive Compensation	Page 5
Proposal 4-Advisory Vote on Frequency of an Advisory Vote on Executive Compensation	Page 6

The Board, Its Committees, and Its Compensation	Page 7
Board of Directors	Page 7
Director Compensation	Page 7
Corporate Governance	Page 8
Board Leadership	Page 8
Director Independence	Page 8
Board Meetings	Page 9
Annual Meetings of Shareholders	Page 9
Audit Committee	Page 9
Compensation Committee	Page 10
Nominating and Corporate Governance Committee	Page 10
Investment Committee	Page 12
Risk Committee	Page 13
Risk Management	Page 13
Communications with the Board	Page 13

Compensation Discussion and Analysis	Page 14
Compensation Program Objectives	Page 14
Compensation Committee	Page 14
Compensation Surveys	Page 14
Executive Compensation Programs and Policies	Page 15
Executive Officer Departure	Page 18
2010 Compensation	Page 18
Compensation Committee Report	Page 20

Executive Compensation	Page 21
Summary Compensation Table	Page 21
Employment and Separation Agreements	Page 22
Equity Incentive Plan	Page 23
Outstanding Equity Awards at Fiscal Year-End	Page 24
Option Exercises and Stock Vested	Page 24
Employment Termination and Change-In-Control Benefits	Page 24
Certain Relationships and Related Transactions	Page 27
Equity Compensation Plan Information	Page 28

Security Ownership of Management and Certain Beneficial Holders	Page 29
Directors and Named Executive Officers	Page 29
Five Percent Holders	Page 30

Compensation Committee Interlocks and Insider Participation	Page 31

Audit Committee Report	Page 31

Independent Public Accountants	Page 32

Section 16(a) Beneficial Ownership Reporting Compliance	Page 33

Shareholder Proposals for 2012 Annual Meeting of Shareholders	Page 33

Other Matters	Page 33

AMERISAFE, Inc.

2301 Highway 190 West

DeRidder, Louisiana 70634

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2011 Annual Meeting of Shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement also provides information you will need in order to consider and act upon the matters specified in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about May 6, 2011.

Record holders of the Company’s common stock as of the close of business on April 22, 2011 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 22, 2011, there were 18,395,729 shares of common stock outstanding.

You cannot vote your shares unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	in writing: sign, date, and return the enclosed proxy card in the enclosed pre-addressed, postage paid envelope;

•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or

•	by Internet: visit the website shown on your proxy card and follow the instructions.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of two directors to serve until the 2014 Annual Meeting of Shareholders;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011

•	FOR approval of the compensation of our named executive officers, as disclosed in this proxy statement; and

•	FOR approval of a three-year interval for the advisory vote on executive compensation; and

•

at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting. If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2011, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of the voting power of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.

The directors will be elected by a plurality of the votes cast by holders of the Company’s common stock. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for that director nominee. Votes withheld, which are deemed abstentions, and broker non-votes are not counted for purposes of election of directors.

For the proposal regarding executive compensation, you may vote for or against or you may abstain. This proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter in order to be adopted. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be considered as entitled to vote on these proposals and will not have any effect on the adoption of these proposals.

For the proposal on the frequency of the vote on executive compensation, you may vote for intervals of 1 Year, 2 Years, 3 Years, or abstain. The frequency option (excluding abstain) that receives the most votes cast by holders of the Company’s common stock will be the frequency recommendation of the shareholders.

For the proposal to ratify the appointment of Ernst & Young LLP, you may vote for or against or or you may abstain. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal.

The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $8,500 plus reimbursement of reasonable expenses. Georgeson will provide advice relating to the content of solicitation materials; conduct our broker search; solicit banks, brokers, institutional investors, and hedge funds to determine voting instructions; monitor voting; and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected to serve three-year terms expiring at our annual shareholder meeting in 2014. This section contains information relating to the two director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are C. Allen Bradley, Jr. and Austin P. Young, III. Both currently serve as directors. Mr. Bradley has served as a director since 2003 and Mr. Young has served as a director since 2005.

The Board recommends a vote “FOR” election of each of the nominees.

Nominees to be elected for terms expiring at the Annual Meeting in 2014

C. Allen Bradley, Jr., age 59, has served as Chairman of the Board since October 2005 and Chief Executive Officer since December 2003. He served as President from November 2002 until August 2010. Mr. Bradley has served as a director since June 2003. He joined the Company in 1994, and in addition to the positions described above, Mr. Bradley has served in various other executive capacities, including General Counsel, Chief Operating Officer, and Secretary. He has also managed various departments of the Company, including underwriting operations and safety services. Prior to joining the Company, he was engaged in the private practice of law.

Mr. Bradley’s over 16 years of experience with the Company, culminating in his service as the Company’s Chief Executive Officer, gives him unique knowledge of the Company’s business and the insurance industry. His long-term experience with the Company in various roles provides valuable insight about operational and strategic matters impacting the Company.

Austin P. Young III, C.P.A., age 70, has served as a director of the Company since November 2005. Mr. Young served as Senior Vice President, Chief Financial Officer, and Treasurer of CellStar Corporation, a logistics service provider to the wireless communications industry, from 1999 until his retirement in December 2001. From 1996 to 1999, he served as Executive Vice President-Finance and Administration of Metamor Worldwide, Inc. Mr. Young was also Senior Vice President and Chief Financial Officer of American General Corporation for more than eight years, and was a partner in the Houston and New York offices of KPMG LLP for 12 years before joining American General Corporation, an insurance and financial services holding company. Mr. Young currently serves as a Director and Chairman of the Audit Committees of Insperity, Inc., a human resources outsourcing company, and Tower Group, Inc., a property and casualty insurance holding company. He holds an accounting degree from the University of Texas and is a Texas and New York State licensed Certified Public Accountant. He is a member of the Houston and State Chapters of the Texas Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and Financial Executives International.

Mr. Young’s significant experience as a partner at an international accounting firm and in senior financial positions at various companies provides a solid background that enables him to advise and consult with the Board on financial and audit-related matters. This experience also enables him to serve as chair of the Audit Committee and to serve as one of the Audit Committee’s two designated financial experts. Additionally, his service on two other public company boards, including one in the insurance industry, provides valuable insight as to current trends in the insurance industry and in public company governance.

Current Directors whose terms expire at the Annual Meeting in 2013

Jared A. Morris, age 36, has served as director of the Company since September 2005. Since 2002, he has been an officer and a principal owner of Marine One Acceptance Corp. and Dumont Land, LLC, both of which are specialty finance companies. Since 2002, he has also served as an officer of Dumont Management Group,

LLC, a privately held company that provides management services to various affiliated finance and investment companies. He serves on the boards of directors of First National Bank of DeRidder and Beauregard Memorial Hospital. Jared A. Morris is the son of Millard E. Morris.

Jared A. Morris has been the chair of the Nominating and Corporate Governance Committee for five years and has taken a leading role in developing and maintaining the Company’s corporate governance policies and practices. His experience and training in financial and credit management, as well as business investment, also enhance the Board’s business sophistication.

Daniel Phillips, age 64, is President and Chief Executive Officer of PAX, Inc., a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries headquartered in Baton Rouge, Louisiana. Mr. Phillips founded PAX, Inc. in 1979, and has been an owner and officer of that company since that time.

Mr. Phillips brings to the Board substantial experience as the founder and chief executive officer of an industrial company that typifies many of the Company’s insurance clients. His experience as a CEO provides him with a unique perspective on leadership and issues affecting the Company and its clients.

Sean M. Traynor, age 42, has served as a director of the Company since April 2001. He is currently a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm that he joined in 1999. Mr. Traynor also serves as a director for Universal American, a health insurer, U.S. Oncology, a provider of care and diagnostic services to cancer patients, and several private companies.

Mr. Traynor has ten years of experience as a director of the Company and experience as a partner in a firm that acquires and manages insurers and healthcare providers. Mr. Traynor’s exposure to companies in the insurance and healthcare industries provides valuable insight to the Board regarding industry trends that affect the Company.

Current Directors whose terms expire at the Annual Meeting in 2012

Philip A. Garcia, C.P.A., age 54, was appointed as a director of the Company in January 2010. He retired from the Erie Insurance Group in April 2009, where he served as Executive Vice President and Chief Financial Officer for the final 12 years of his 28-year career with that company. In 2010 Erie Insurance Group was the 16th largest property and casualty insurer in the United States based on market share. Mr. Garcia serves on the board of directors of Donegal Group, Inc., a property and casualty insurance holding company. He is licensed as a Certified Public Accountant in Pennsylvania.

Mr. Garcia possesses a strong public property and casualty insurance company financial, accounting, and investment management background, as evidenced by his prior service as chief financial officer of Erie Insurance Group. He brings substantial experience in the insurance industry to the Board, including a strategic understanding of property and casualty company operations, as well as an understanding of the current economic and other challenges facing our industry. He, along with Mr. Young, serves as one of the Audit Committee’s designated “financial experts.”

Millard E. Morris, age 66, founded the Company in 1985, and was its Chairman, Chief Executive Officer, and principal shareholder until it was sold to a private investment group in 1997. He served on the Company’s Board from 1985 until 2005, and was re-elected to the Board in June 2007. He has been the managing member of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies, since 1996. Millard E. Morris is the father of Jared A. Morris.

Millard E. Morris’ experience as founder and former chief executive officer of the Company and his long-term service as a director give him unique knowledge of the opportunities and challenges associated with the Company’s business. His familiarity with the Company and the insurance industry make him uniquely qualified to serve as a director of the Company.

Randy Roach, age 60, has served as a director of the Company since March 2007. Mr. Roach has served as the Mayor of Lake Charles, Louisiana since 2000, and is a former member of the House of Representatives of the Louisiana Legislature. He is Vice Chairman of the Louisiana Funding Review Panel, a body created by the Louisiana Legislature to study and make recommendations relating to statewide retirement systems for local employees. Mr. Roach was recently appointed to the United States Environmental Protection Agency’s Local Government Advisory Committee. He is a member of the board of directors of The First National Bank of Louisiana and has been a member of the Louisiana State Bar Association since 1976.

Mr. Roach’s experience as a government official brings valuable insight to the Board given that the Company operates in a highly regulated industry. Mr. Roach’s background as an attorney, legislator, and government official is particularly helpful to the Nominating and Corporate Governance Committee.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011. The Board is asking shareholders to ratify this appointment. SEC regulations and the NASDAQ listing requirements require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (and Schedule 14A of the Securities Exchange Act of 1934 (the “Exchange Act”)), we are submitting the compensation of our named executive officers as disclosed in this proxy statement to an advisory vote of our shareholders.

As described below under the heading “Compensation Discussion and Analysis,” we seek to offer our employees, including our named executive officers, with a competitive pay package that rewards individual contributions, performance, experience, and tenure with our Company, while aligning the interests of its executive officers and other key employees with those of the Company’s shareholders. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

In 2010, the Compensation Committee approved changes in base pay for our named executive officers, with the advice of the Committee’s compensation consulting firm. For 2010, payouts under the Company’s annual incentive compensation program were less than the target awards because the pre-established goals were not fully achieved.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers, as described under the heading “Compensation Discussion and Analysis” in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee. However, the Compensation Committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation programs for our executive officers.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY

OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (and Section 14A of the Exchange Act), we are submitting the frequency of advisory votes on executive compensation to an advisory vote of our shareholders. In voting with respect to this Proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years, or every three years. Shareholders also may, if they wish, abstain from voting on this proposal.

Our Board has determined that an advisory vote on executive compensation every three years is the most appropriate alternative for our Company. Therefore, our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation.

In determining to recommend that shareholders vote for a frequency of once every three years, the Board considered how an advisory vote every third year would provide our shareholders with time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and operating results. An advisory vote occurring once every three years will also permit our shareholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our shareholders regarding our executive compensation program during the period between advisory votes.

This vote is advisory and not binding on the Company or our Board. However, our Board intends to evaluate the voting on this proposal in determining how frequently the Company will submit advisory votes on executive compensation to our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining). Shareholders are not voting to approve or disapprove the recommendations of the Board.

The Board unanimously recommends that you vote “FOR” the option of once every three years.

THE BOARD, ITS COMMITTEES, AND ITS COMPENSATION

Board of Directors

The Board presently consists of eight members, seven of whom are non-employee directors. The Board is divided into three classes, with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders of the Company.

Director Compensation

Cash Compensation. In 2010, each non-employee director of the Company received an annual cash retainer of $35,000. Directors who are employees of the Company do not receive additional compensation for serving as directors. The chair of our Audit Committee receives an annual cash retainer of $20,000. The chairs of the Compensation Committee, Nominating Committee and Corporate Governance Committee, and Investment Committee each receive an annual cash retainer of $10,000. Each other member of these committees receives an annual cash retainer of $5,000. Committee members are also entitled to an additional payment of $1,000 for each committee meeting attended in excess of four meetings during a calendar year. The Company reimburses all directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

Stock-Based Compensation. Under our Non-Employee Director Restricted Stock Plan, non-employee directors receive an annual award of restricted stock equal to $30,000, divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or is continuing as a member of the Board. Non-employee directors who are first elected or appointed to the Board other than at an annual meeting of shareholders receive a prorated restricted stock grant. In either case, these shares of restricted stock vest at the next annual meeting of shareholders.

The following table sets forth information regarding the compensation of our non-employee directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (1)		Total
Phillip A. Garcia	$46,226	$37,493	(2)	$83,719
Jared A. Morris	49,161	29,997		79,158
Millard E. Morris	44,161	29,997		74,158
Daniel Phillips	44,161	29,997		74,158
Randy Roach	44,161	29,997		74,158
Sean M. Traynor	45,839	29,997		75,836
Austin P. Young	58,322	29,997		88,319

(1)	On June 15, 2010, each non-employee director was granted 1,690 shares of restricted stock. The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”), was $29,997. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for information regarding the assumptions made in determining these values. As of December 31, 2010, each non-employee director held 1,690 shares of restricted stock.
(2)	On January 4, 2010, Mr. Garcia was granted 416 shares of restricted stock in accordance with the terms of the Non-Employee Director Restricted Stock Plan. The shares had a grant date fair value of $7,496, calculated in accordance with FASB ASC Topic 718 as described in footnote (1) above. Those shares represented a prorated restricted stock grant made in connection with Mr. Garcia joining the Board.

Corporate Governance

The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility, and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:

•	corporate governance guidelines that describe the principles under which the Board operates;

•	a code of business conduct and ethics applicable to all employees; and

•	written charters for each of its committees.

Our corporate governance guidelines, code of business conduct and ethics, and committee charters are available on the Company’s website (www.amerisafe.com) in the Investor Relations section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or NASDAQ listing requirements.

Board Leadership

The Company’s Chairman and Chief Executive Officer positions are combined. The Board believes that combining the positions is the most effective leadership structure for the Company at this time. As Chief Executive Officer, Mr. Bradley is involved in the day-to-day operations and is most familiar with the opportunities and challenges that the Company faces at any given time. With this executive and operational insight, he is able to assist the Board in setting strategic priorities, lead discussion regarding business and strategic issues, translate Board recommendations into Company operations and policies, and facilitate information exchanges between management and the Board.

The Board has not elected an independent lead director. The Board has established a policy that its independent directors meet in executive session, without the presence of members of senior management, at each regularly scheduled meeting of the full Board. The chairs of the Board’s standing committees each preside as chair at meetings of independent directors at which the principal items to be considered are within the scope of the authority of their committee. This approach is intended to provide leadership at all meetings of independent directors without the need to designate a single lead independent director.

Director Independence

As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent, as that term is defined in the NASDAQ listing requirements. The Board has determined that each of its non-employee directors, Mr. Garcia, Mr. J. Morris, Mr. M. Morris, Mr. Phillips, Mr. Roach, Mr. Traynor, and Mr. Young, are each independent of the Company and its management within the meaning of the NASDAQ listing requirements.

In determining that Mr. Phillips is independent, the Board considered that Mr. Phillips serves as President, Chief Executive Officer, and part owner of PAX, Inc., a policyholder of the Company. The Board determined that the relationship would not interfere with Mr. Phillips’ exercise of independent judgment and determined he is independent within the meaning of the NASDAQ listing requirements. See “Certain Relationships and Related Transactions.”

Board Meetings

The Board held six meetings during 2010. Each director serving on the Board in 2010 attended at least 75% of the total number of meetings of the Board and committees on which he served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for, attend, and participate in all Board meetings and meetings of Board committees on which he serves.

Annual Meetings of Shareholders

The Company’s directors are encouraged to attend our annual shareholder meetings, but we do not currently have a policy relating to directors’ attendance at these meetings. Mr. Bradley was the only director who attended our 2010 annual meeting of shareholders.

Audit Committee

The Audit Committee currently consists of Mr. Young (Chair), Mr. Garcia, and Mr. J. Morris. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:

•

establishing, monitoring, and assessing the Company’s policies and procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving any non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	approving related party transactions exceeding $50,000 in aggregate value;

•	reviewing the adequacy of the Audit Committee charter on an annual basis; and

•	preparing the Audit Committee report to be included in our annual proxy statement.

The Audit Committee met four times during 2010. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined in the NASDAQ listing requirements. In addition, the Board has determined that Mr. Young, Mr. Garcia, and Mr. J. Morris each satisfy the SEC requirements relating to independence of audit committee members. The Board has also determined that Mr. Young and Mr. Garcia each meet the requirements of an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee has the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties.

Compensation Committee

The Compensation Committee currently consists of Mr. Traynor (Chair), Mr. M. Morris, Mr. Phillips and Mr. Roach. The Compensation Committee has sole authority for establishing, administering, and reviewing the Company’s policies, programs, and procedures for compensating our executive officers and the Board. The Compensation Committee may delegate its responsibilities to a subcommittee comprised of Compensation Committee members. The functions and responsibilities of the Compensation Committee include:

•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with senior management;

•	reviewing director compensation policies and making recommendations to the Board;

•	reviewing the adequacy of the Compensation Committee charter on an annual basis; and

•	reviewing and approving the Compensation Discussion and Analysis and the Compensation Committee Report to be included in our annual proxy statement.

The Compensation Committee met five times during 2010. The Board has determined that each member of the Compensation Committee is independent under the NASDAQ listing requirements and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. J. Morris (Chair), Mr. Phillips, and Mr. Roach. The functions and responsibilities of the Nominating and Corporate Governance Committee include:

•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the Board;

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis; and

•	overseeing, at least annually, an evaluation of the performance of the Board and the Company’s management in relation to the Company’s corporate governance guidelines.

The Nominating and Corporate Governance Committee met four times during 2010. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the NASDAQ listing requirements.

The Nominating and Corporate Governance Committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Qualifications for Director Nominees. In considering nominees for election as director, the Nominating and Corporate Governance Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments, and reputation in the business community, insurance industry, and otherwise;

•	reputation in a particular field or area of expertise;

•	experience as a senior executive of a company or other organization of comparable size to the Company;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;

•	the ability to exercise sound business judgment;

•	the ability and willingness to commit to participate in activities of the Board, including attendance at, and active participation in, meetings of the Board and its committees;

•

the skills and personality of the nominee and how the Committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders;

•	the ability and willingness to represent the best interests of all of the Company’s shareholders;

•	consistent demonstration of integrity;

•	increasing the diversity of viewpoints, background, and experience in addition to those of existing directors and other nominees; and

•	whether the nominee would meet the independence criteria of the NASDAQ listing requirements applicable to the Company and the rules promulgated by the SEC.

The Nominating and Corporate Governance Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines, or as may be established from time to time by the Board. The Nominating and Corporate Governance Committee has not adopted a separate policy pertaining to the consideration of diversity in the selection of nominees to the Board. The Nominating and Corporate Governance Committee will identify nominees based upon recommendations by members of the committee or other Board members, members of the Company’s management, or, as discussed below, by shareholders of the Company. Upon identification of a potential nominee, members of the Nominating and Corporate Governance Committee will interview the candidate, and based upon that interview, will make its recommendation to the Board.

Shareholder Recommendations. The Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee. The Company has never received a recommendation for director candidates from our shareholders. In considering director candidates recommended by shareholders, the Nominating and Corporate Governance Committee will also take into account such additional factors as it considers relevant, including:

•	the personal and professional qualities, characteristics, attributes, accomplishments, and reputation of the candidate being submitted for consideration;

•	the investment the shareholder submitting the director candidate has in the Company;

•	the length of time that the submitting shareholder has been a shareholder of the Company; and

•	whether the director candidate is “independent” as determined in accordance with the rules promulgated by the SEC, the NASDAQ listing requirements and the Company’s corporate governance guidelines.

Shareholders may recommend candidates at any time, but to be considered by the Nominating and Corporate Governance Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:

•

the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•

a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•

a written statement by the shareholder and the director candidate agreeing to make available to the Nominating and Corporate Governance Committee all information reasonably requested in connection with the Nominating and Corporate Governance Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Securities Exchange Act of 1934, as amended, the rules of the SEC and the listing requirements and other criteria established by NASDAQ.

The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary (Nominating and Corporate Governance Committee Communication / Director Candidate Recommendation).

Investment Committee

The Investment Committee currently consists of four directors, Mr. Garcia (Chair), Mr. Bradley, Mr. M. Morris, and Mr. Young. The directors on the Investment Committee generally have experience with investments, investment strategy and/or overseeing investments or investment managers. The functions and responsibilities of the Investment Committee include:

•	establishing the long-term investment strategy for the Company, including target asset allocations for the Company’s investments;

•	reviewing changes to generally accepted accounting practices affecting the investment portfolio together with the Audit Committee;

•	reviewing the investment strategy relative to our investment policy;

•	overseeing and reviewing the performance of our investment managers;

•	reviewing our investment activities, liquidity position, and performance at least quarterly; and

•	monitoring our investments’ compliance with investment policy and applicable state law and regulation.

The Investment Committee met four times in 2010.

The Investment Committee may retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Risk Committee

The Board views risk management as one of its primary responsibilities. It formed the Risk Committee of the Board in August 2010 to facilitate performance of its risk management functions. Under the terms of the Risk Committee’s charter all sitting members of the Board are deemed members of the Committee. Mr. M. Morris serves as chair of the committee and establishes the agenda for the meetings. Committee members receive presentations on risk-related topics from the Company’s management, including its Senior Vice President, Enterprise Risk Management. Prior to the formation of the Risk Committee, the Board met in executive session prior to each regular Board meeting and discussed risk-related topics.

The Risk Committee’s responsibilities include:

•	reviewing strategies, processes, and controls pertaining to underwriting, pricing, reinsurance, risk retention, business continuity, crisis management and settlement of claims;

•	overseeing the Company’s enterprise risk management program; and

•	reviewing specific operational segments that may pose unusual or significant risks.

The Risk Committee met once in 2010 after its formation. The Risk Committee has the authority to select, retain, terminate, and approve the fees and other terms of retention of special counsel, experts, or consultants. They also have direct access to any Company employee.

Risk Management

In addition to the activities of the Risk Committee, the Board monitors risks arising from financial reporting and controls through its Audit Committee, risks related to compensation through its Compensation Committee, and risks relating to its investments through its Investment Committee.

Communications with the Board

Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors, or a specific director.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

Our compensation program is intended to attract, retain, and motivate the key people necessary to enable our Company to maximize operational efficiency and profitability over the long term. Our Compensation Committee believes that executive compensation should seek to align the interests of the Company’s executives and other key employees with those of the Company and its shareholders. Our compensation program is also designed to differentiate compensation based upon individual contribution, performance, experience, and tenure with our Company.

In establishing compensation, the Compensation Committee seeks to provide employees, including our executive officers, with a competitive total compensation package. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

Compensation Committee

Our compensation program for executives is designed and implemented under the direction of our Compensation Committee, which is composed of four independent directors. For additional information regarding our Compensation Committee and its authority and responsibilities, see “The Board, Its Committees, and Its Compensation—Compensation Committee.”

Compensation Surveys

In late 2009, the Compensation Committee interviewed three compensation consulting firms, including Longnecker & Associates. The Committee interviewed Longnecker based on the recommendation of Austin P. Young, III, a director and chair of our Audit Committee. The Compensation Committee engaged Longnecker to conduct a compensation survey (the “2009 Survey”). The survey addressed compensation for executive officers. The Compensation Committee utilized the 2009 Survey results in approving changes to the compensation paid to our executive officers in 2010.

The 13 companies in the 2009 Survey were all publicly traded insurance companies, including three companies that, like our Company, derive substantially all of their revenue from the workers’ compensation insurance business.

The companies in the 2009 Survey group were:

• Zenith National Insurance Corp.	• United Fire & Casualty

• ProAssurance Corporation	• RLI Corp.

• PMA Capital Corporation	• Tower Group, Inc.

• Meadowbrook Insurance Group, Inc.	• EMC Insurance Group Inc.

• Donegal Group Inc.	• SeaBright Insurance Holding, Inc.

• First Mercury Financial Corporation	• Universal Insurance Holdings, Inc.

• Baldwin & Lyons, Inc

In addition to compensation data specifically relating to the 13 companies named above, Longnecker also used market compensation data from published survey sources relating to companies in the insurance industry in developing the recommendations contained in the 2009 Survey.

Executive Compensation Programs and Policies

The components of our executive compensation program provide for a combination of fixed and variable compensation. As described in more detail below, these components are:

•	base salary;

•	annual incentive compensation;

•	long-term equity-based incentive compensation;

•	broad-based employee benefits; and

•	severance benefits and limited other perquisites.

Base Salary. Base salaries are determined on the basis of management responsibilities, level of experience, and tenure with our Company, as well as internal and market comparisons. In setting base salaries for the executive officers of the Company, the Compensation Committee seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at similar companies. In March 2010, the Compensation Committee reviewed the 2009 Survey as it related to the base salaries of our executive officers. Based on this review, the Compensation Committee determined to target the 50th percentile of base salaries for comparable executive positions at the companies included in the 2009 Survey, with the goal of reaching the appropriate levels incrementally over several years.

In determining base salary, the Compensation Committee also takes into account such factors as local cost of living, regional lifestyle, and corporate environment. At the request of the Committee, Mr. Bradley, our chief executive officer, makes recommendations annually with respect to changes in base salary for our executive officers, other than for himself, as well as for other members of the senior management. Neither our chief executive officer nor any other executive officer participates in the Committee’s decisions regarding the base salaries of our executive officers.

Annual Incentive Compensation. The Compensation Committee believes that annual incentive compensation is a key element of the total compensation of each executive officer. The Compensation Committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of Company and individual performance, appropriately motivates executives to achieve the Company’s financial and operational objectives, thereby enhancing shareholder value. As an executive or other key employee progresses to greater levels of responsibility within the Company, the Compensation Committee believes that the annual incentive awards should represent an increasing portion of total potential cash compensation.

The Annual Incentive Plan was initially developed in 2008 by the Compensation Committee with the assistance of Schiffers Associates, a compensation consulting firm. For 2010, the Compensation Committee implemented a plan substantially similar to the incentive plan developed in 2008. Under the Annual Incentive Plan, annual awards are made based on achievement of Company financial and operational objectives and individual performance goals. In establishing financial and operational objectives, the Committee has primarily focused on return on average equity (calculated on a GAAP basis), gross written premium, and net combined ratio. Although the Compensation Committee has retained upward and downward discretion in paying incentive awards, it has established target awards of up to 100% of base salary for our chief executive officer, up to 70% of base salary for our president and chief operating officer, and up to 60% of base salary for each of our other executive officers.

The Compensation Committee has not adopted a formal policy regarding recovery of incentive awards for fiscal years for which financial results are later restated. While not anticipated, the Compensation Committee would expect to consider any restatement in exercising its discretion in connection with determining the payout of incentive and other compensation awards for executives in the period immediately following such a restatement.

Long-term Incentive Compensation. In connection with our initial public offering in November 2005, the Board and our shareholders approved our AMERISAFE, Inc. 2005 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan is administered by the Committee and is designed to provide incentive compensation to executive officers and other key employees. Grants of stock options under the Equity Incentive Plan are designed to align the interests of management with those of our shareholders and are intended as a long-term incentive for future performance. To date, all option grants that have been awarded under our Equity Incentive Plan have been “non-qualified” stock options, thereby providing us with the ability to realize tax benefits upon the exercise of these option awards. The Compensation Committee also views these awards as an additional means to encourage management retention.

Our chief executive officer and two other executive officers who were employed by the Company at the time of our initial public offering in November 2005 received significant stock option grants at that time. Those awards vested ratably over five years and were fully vested in November 2010. These executive officers have not received additional option grants since the initial public offering. Since our initial public offering, we have made option grants to newly hired executive officers and to our current chief financial officer in connection with her promotion to that position.

When making equity-based incentive awards to executive officers, the Compensation Committee takes into consideration the dates on which the Company expects to make public announcements regarding earnings as well as other events or circumstances that have not been publicly announced that may be deemed material. The Compensation Committee’s policy is to make discretionary equity-based incentive awards only during periods in which executive officers and directors are permitted to make open market purchases and sales of Company securities.

The Compensation Committee does not have a policy addressing the consideration of the cumulative value of prior equity awards in making future awards. However, our Compensation Committee intends to continue to make appropriate executive compensation decisions annually, so that our executives receive a total compensation package that is both competitive, and has a significant portion of compensation at risk. The increase in the value of equity awards is directly linked to an increase in shareholder return, subject to continued employment by our executives with respect to unvested equity awards. The Committee believes, as a general matter, that this positive result should not negatively impact future compensation decisions.

Employee Benefits. We do not provide our executives or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments, or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. We match 50% of employee contributions up to 4% of compensation for participating employees, subject to limitations under applicable law. Our executives and other employees are fully vested in Company contributions to this plan after five years. We also provide health, life, and other insurance benefits to our executives on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits. We have employment agreements with each of our executive officers. Among other things, these employment agreements provide each executive officer with severance compensation consisting of cash severance payments paid in monthly installments and continued health benefits for a period of 12 months (18 months for our chief executive officer), in the event that an executive’s employment is terminated by us without cause or by the executive under certain circumstances. The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average of the three most recent annual incentive bonuses received by the executive. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer). For additional information regarding the employment agreements with our executives, see “Executive Compensation—Employment Agreements.”

Under the terms of our Equity Incentive Plan and the related award agreements, unvested stock options and restricted stock awards become fully vested upon a change in control of the Company. Under the Annual Incentive Plan, our executives would be entitled to receive a prorated portion of the executive’s target incentive award for the year in which a change in control occurs.

The Compensation Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by other companies. In addition, the Compensation Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time and therefore these benefits address a valid concern, making an executive position with our Company more attractive. These issues are particularly significant to us, given that our corporate headquarters is not located in a major metropolitan area and it is unlikely that our executives could secure comparable employment without relocating to another city.

Executive Perquisites. Executive compensation also includes a limited number of perquisites that have historically been provided to our executives and that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include car allowances, disability insurance, reimbursement for annual medical examinations, and limited club memberships. Our executive officers are also permitted to accrue unused vacation on a more favorable basis than that available to other Company employees. Our employees (other than executive officers) are permitted to accrue up to 150% of their annual vacation time. Our executive officers are permitted to accrue up to 200 hours of vacation, a limit slightly higher than the 180 hour maximum available to employees with more than ten years of service. The Compensation Committee believes that this policy is appropriate given that the management responsibilities of our executive officers often do not permit them the flexibility to utilize their vacation time on an annual basis. For additional information regarding perquisites provided to our executives, see “Executive Compensation—All Other Compensation.”

Stock Ownership Guidelines. The Compensation Committee has approved stock ownership guidelines for our executive officers. The target ownership by our chief executive officer is a dollar amount equal to three times his average base salary and annual incentive bonus for the three immediately preceding calendar years. The target ownership for each of our other executive officers is a dollar amount equal to two times their average base salary for the three immediately preceding calendar years (or, if less, all complete calendar years employed by the Company). All forms of Company equity, whether vested or unvested, including common stock, restricted stock, and stock options, are counted for purposes of determining compliance with the ownership guidelines.

In determining whether an executive meets the applicable guideline, the value of shares of common stock, including restricted stock and shares purchased by executives in the open market, is based upon the closing price of our common stock on the last trading day of the most recent calendar year. In addition, the value of stock options is equal to the greater of (a) the value of the award on the date of grant calculated in accordance with the Black-Scholes-Merton option pricing model and (b) the difference between the applicable exercise price and the closing price of our common stock on the last trading day of the most recent calendar year.

Until an executive officer meets the ownership target provided under the guidelines, he or she is required to retain all shares received under the Company’s compensation plans, except for shares sold to pay the exercise price, if any, and to satisfy tax obligations. After an executive meets the applicable guideline, he or she is required to retain 20% of any shares obtained by exercising a stock option or vesting of a restricted stock award, net of shares sold to pay the exercise price, if any, and to satisfy tax obligations.

The following table sets forth for each named executive officer the applicable stock ownership guideline and equity ownership as of December 31, 2010, measured in dollars, using the guideline methodology described above.

Executive and Principal Position	Stock Ownership Guideline	Stock Options	Other Stock	Total Ownership
C. Allen Bradley, Jr. Chairman and Chief Executive Officer	$2,379,792	$3,986,500	$631,732	$4,618,232
G. Janelle Frost Executive Vice President and Chief Financial Officer	$351,388	$586,825	$20,125	$606,950
Geoffrey R. Banta President and Chief Operating Officer	$578,083	$2,018,750	$168,612	$2,187,362
Craig P. Leach Executive Vice President, Sales and Marketing	$479,881	$794,733	$131,250	$925,983
Todd Walker Executive Vice President, General Counsel and Secretary	$420,170	$543,750	$72,450	$616,200

No Tax “Gross-Up” Payments. We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation or other benefits provided by the Company.

Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (other than the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation.” Awards of stock options granted under our Equity Incentive Plan are intended to qualify for deduction under federal tax law and regulation. The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. Based on current compensation levels, the Committee presently believes that no action is necessary at this time. The Committee intends to continue to evaluate the Company’s potential exposure to this deduction limitation.

Executive Officer Departure

David Narigon resigned as our Executive Vice President effective March 15, 2010. In connection with his resignation, Mr. Narigon and the Company executed an agreement providing for severance compensation substantially similar to that provided under his then-existing employment agreement with the Company. See “Employment and Separation Agreements.” No other compensation actions were made with respect to Mr. Narigon in 2010.

2010 Compensation

Base Salary. As discussed above, the Compensation Committee has determined to target the 50th percentile of base salaries for comparable executive positions, as reflected by the 2009 Survey, for the base salaries of the Company’s executive officers, with the goal of reaching the appropriate levels incrementally over a period of years. As a result of its review, the Compensation Committee determined that the base salaries of our chief executive officer and chief financial officer were significantly below the 50th percentile, while the base salary of each of our other named executive officers was greater than 75% of the 50th percentile. Consequently, the

Compensation Committee approved base salary increases for our chief executive officer and chief financial officer that were significantly greater than the base salary increases approved for our other named executive officers (excluding Mr. Narigon).

Applying that criteria, the following adjustments were made to the base salaries of the named executive officers (excluding Mr. Narigon):

Executive and Principal Position	2009 Base Salary	2010 Base Salary	Percentage Increase	Percentage of 2009 Survey 50th Percentile
C. Allen Bradley, Jr. Chairman and Chief Executive Officer	$425,000	$485,000	14.0%	73.7%
G. Janelle Frost Executive Vice President and Chief Financial Officer	$175,000	$225,000	28.6%	65.5%
Geoffrey R. Banta President and Chief Operating Officer	$300,000	$309,000	3.0%	81.0%
Craig P. Leach Executive Vice President, Sales and Marketing	$241,000	$248,250	3.0%	89.9%
Todd Walker Executive Vice President, General Counsel and Secretary	$214,000	$220,500	3.0%	82.4%

2010 Annual Incentive Compensation. In March 2010, the Compensation Committee approved target award opportunities for each named executive officer (excluding Mr. Narigon) under our annual incentive compensation plan. The target awards were set at a percentage of the individual executive officer’s base salary and were subject to achievement of Company and individual performance goals. The Compensation Committee established the same Company performance goals for each of our executive officers and established individual performance goals for each executive officer other than our chief executive officer. The individual performance goals established were principally qualitative rather than quantitative. For our chief executive officer, the Compensation Committee did not establish individual performance goals. Rather, the Compensation Committee determined to evaluate his overall performance in leading the Company during the year.

The following table sets forth the target award opportunity for each named executive officer and the weighting of Company and individual performance goals.

Executive	Target Annual Incentive Opportunity (% of base salary)	Weighting of Performance Goals
		Company Performance	Individual Performance
C. Allen Bradley, Jr.	100%	30%	70%
G. Janelle Frost	60%	50%	50%
Geoffrey R. Banta	70%	50%	50%
Craig P. Leach	60%	50%	50%
Todd Walker	60%	50%	50%

The weighting of performance goals for our chief executive officer differs from the weighting for the other named executive officers because the Compensation Committee believes that incentive compensation paid to our chief executive officer should be based more heavily on his overall performance in leading the Company rather than achieving specified Company performance goals. The Compensation Committee believes that this approach appropriately incentivizes the chief executive officer to focus his efforts on the long-term performance of the Company while still being rewarded for short-term performance.

The following table sets forth the Company performance goals established under the 2010 annual incentive compensation plan and the results achieved. The Company performance goals were equally weighted in determining overall achievement.

Goal	Satisfactory Performance	Superlative Performance	Result
Return on Average Equity	10.0%	15.0%	10.6%

Gross Written Premium	$256.0 million	n/a	$228.4 million

Net Combined Ratio	92.4%	Less than 90.0%	93.3%

Achievement of individual performance goals was determined for each of our named executive officers, other than our chief executive officer, by the Compensation Committee with input from our chief executive officer. The Compensation Committee evaluated the performance of our chief executive officer based on an assessment of his overall performance during 2010.

At its meeting in February 2011, the Compensation Committee approved annual incentive award payouts for our named executive officers as follows:

Executive	Award	Percent of Target Award	Percent of Total Cash Compensation
C. Allen Bradley, Jr.	$290,000	60.0%	38.0%
G. Janelle Frost	$90,000	66.6%	29.5%
Geoffrey R. Banta	$98,000	45.3%	24.2%
Craig P. Leach	$69,213	48.3%	21.9%
Todd Walker	$76,042	57.5%	25.7%

Our named executive officers received a portion of their annual incentive as a result of achieving one of the three Company performance goals. The balance of the annual incentive award paid to each named executive officer, other than Mr. Bradley, as set forth in the table above, varied based on the Compensation Committee’s assessment of achievement of individual performance goals. The balance of the annual incentive award paid to Mr. Bradley was based on the Compensation Committee’s assessment of his overall performance in leading the Company during 2010.

Long-Term Incentive Compensation. No named executive officer received a long-term incentive award in 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s 2010 Annual Report on Form 10-K and this proxy statement.

This report is submitted by the members of the Compensation Committee of the Board.

Members of the Compensation Committee

Sean M. Traynor(Chair)	Millard E. Morris	Daniel Phillips	Randy Roach

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding the compensation of our chief executive officer, our chief financial officer, the three other most highly paid executive officers, and one former executive officer for the years ended December 31, 2010, 2009, and 2008.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	All Other Compensation (3)	Total
C. Allen Bradley, Jr.	2010	$472,500	$290,000	$0	$0	$21,515	$784,015
Chairman and Chief Executive Officer	2009	425,000	318,750	0	0	22,318	766,068
	2008	419,792	425,000	68,658	0	28,291	941,741

G. Janelle Frost	2010	214,583	90,000	0	0	17,700	322,283
Executive Vice President and Chief Financial Officer	2009	175,000	105,000	0	0	17,464	297,464
	2008	137,500	60,000	0	42,250	13,133	252,883

Geoffrey R. Banta	2010	307,125	98,000	0	0	21,035	426,160
President and Chief Operating Officer	2009	300,000	157,500	0	0	22,589	480,089
	2008	260,000	160,200	25,080	0	20,107	465,387

Craig P. Leach	2010	246,739	69,213	0	0	22,903	338,855
Executive Vice President, Sales and Marketing	2009	239,750	101,220	0	0	25,656	366,626
	2008	233,333	141,000	19,999	0	25,512	419,844

Todd Walker	2010	219,416	76,042	0	0	16,903	312,361
Executive Vice President, General Counsel, and Secretary	2009	211,083	102,720	0	0	18,022	331,825
	2008	200,000	120,000	14,991	0	21,173	356,164

David O. Narigon (4)	2010	46,878	0	0	0	277,034	323,912
Former Executive Vice President, Claims and Premium Audit	2009	221,887	76,500	0	0	19,963	318,350
	2008	210,000	126,000	13,288	0	20,203	369,491

(1)	Amounts in this column represent the amounts paid to our named executive officers under our annual incentive compensation program.
(2)	Represents the grant date fair value of shares of restricted stock (under the Stock Awards column), and stock options (under the Option Awards column) [calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”)]. Pursuant to SEC rules, the amounts shown in these columns exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2008 for information regarding the assumptions made in determining these values.
(3)	For 2010, includes compensation as described under “—All Other Compensation” below.
(4)	Mr. Narigon resigned his position with the Company in March 2010.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for 2010 in the Summary Compensation Table above.

Name	Car Allowance	Company 401(k) Contributions	Medical Examinations	Disability Insurance Premiums	Life Insurance Premiums	Other		Total
C. Allen Bradley, Jr.	$8,550	$4,900	$—	$7,985	$80	$—		$21,515
G. Janelle Frost	8,550	4,900	2,427	1,743	80	—		17,700
Geoffrey R. Banta	8,550	4,900	3,045	4,460	80	—		21,035
Craig P. Leach	13,255	4,900	2,737	1,085	80	846	(1)	22,903
Todd Walker	8,550	4,341	—	3,932	80	—		16,903
David O. Narigon	1,756	2,904	—	—	80	272,294	(2)	277,034

(1)	Represents reimbursed club membership fees.

(2)	Represents $265,929 in severance payments paid under Mr. Narigon’s severance agreement and $6,365 in payout of accrued and unused vacation time.

Employment and Separation Agreements

We have employment agreements with each of our named executive officers (other than Mr. Narigon, who resigned his position in March 2010). The term of each agreement is automatically extended for an additional consecutive one-year period at expiration unless either party provides notice not to extend the term at least 30 days prior to the applicable expiration date. The agreements provide for an annual base salary of not less than $425,000 for Mr. Bradley, $175,000 for Ms. Frost, $255,000 for Mr. Banta, $235,000 for Mr. Leach, and $200,000 for Mr. Walker. The officers are also eligible to receive an award under any annual incentive plan that we may adopt.

Under these agreements, if we terminate the employment of one of our executive officers without cause, the terminated executive officer will be entitled to receive severance compensation consisting of cash paid in installments, and continued health benefits, for a period of 12 months (18 months for our chief executive officer). The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average annual incentive award received by the executive in the prior three years. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer).

An executive officer is deemed to have been terminated without cause if:

•	we elect not to extend the terms of the employment agreement or we terminate the executive for any reason other than:

•	death or disability;

•	indictment or arrest for, plea of no contest to, or conviction of a felony or other crimes involving theft, fraud, securities or drugs;

•	misconduct that is materially detrimental to the Company;

•	actions that cause or are likely to cause material harm to the Company;

•	breach of fiduciary duty to or engaging in a prohibited conflict of interest with respect to the Company;

•	failure to comply with reasonable and lawful instructions of our board of directors (or, in the case of our executive vice presidents, reasonable and lawful instructions of our president);

•	gross negligence or willful disregard in the performance of the executive’s duties;

•	a breach of the employment agreement by the executive officer; or

•	the executive terminates employment with us following:

•	a material reduction in authority or responsibility;

•	a material reduction in base salary, other than as part of a program approved by the board of directors that applies to substantially all senior executives;

•	a termination of employee benefits, unless the termination is applicable to all senior executives or is required under the applicable plan or law;

•	relocation of the executive’s principal place of work with the effect of materially increasing the executive’s commute without the executive’s consent; or

•	a material breach of the employment agreement by us.

Each of our executive officers has agreed during the term of employment by us not to engage in any business competitive with us or solicit our employees, agents, or policyholders without our prior written consent.

If one of our executive officers is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents, or policyholders extends for a period of 12 months (18 months for our chief executive officer) after the date of termination. If an executive officer is terminated by us for cause, the executive officer terminates employment other than for one of the reasons specified above, or if an executive officer elects not to renew the term of the employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (18 months for our chief executive officer) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after termination or non-renewal, and (b) paying the executive officer the severance compensation provided under the employment agreement.

In March 2010, we entered into a separation agreement with Mr. Narigon in connection with his resignation from the position of Executive Vice President, Claims and Premium Audit. The terms of the separation agreement provided for payments of 2009 bonus, accrued vacation, and severance payments over a twelve-month period calculated as provided in Mr. Narigon’s employment agreement. The separation agreement also provided for reimbursement of COBRA payments for continued group medical insurance coverage. Under the separation agreement, Mr. Narigon agreed to certain confidentiality, non-disclosure, and non-disparagement obligations.

Equity Incentive Plan

Our Equity Incentive Plan was approved by our shareholders in October 2005 and is administered by our Compensation Committee. The Equity Incentive Plan permits awards of stock options, restricted stock, and restricted stock units. The maximum number of shares of our common stock that may be issued pursuant to equity awards under the Equity Incentive Plan is 1.9 million shares. Options granted under the Equity Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date. It is our Company’s policy to award grants under our Equity Incentive Plan only during periods in which the Company’s executives and other employees are normally permitted to buy and sell the Company’s securities under our Company’s securities trading policy.

Agreements evidencing awards may provide for accelerated vesting upon a change in control of our Company. Under the Equity Incentive Plan, a change in control is defined as:

•

the acquisition by any person, entity, or group of 35% or more of our voting stock, other than an acquisition by the Company or its subsidiaries or a Company benefit plan, or a transaction that is not deemed a change in control by the board in certain circumstances;

•	a reorganization, merger, consolidation, sale, or other disposition of all or substantially all of our assets, or other transaction unless:

•	the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	no person, entity, or group beneficially owns 35% or more of the combined voting power of the surviving entity; and

•	a majority of the directors of the surviving entity were directors of our Company prior to the transaction;

•	when a majority of our directors (a) have not been approved by two-thirds of our then incumbent directors or (b) were elected or appointed as a result of an actual or threatened election contest; or

•	approval by our shareholders of a complete liquidation or dissolution of the Company.

Under our outstanding stock option award agreements, unvested stock options become immediately vested and exercisable in full upon the occurrence of a change in control of our Company (as defined above). In addition, our Board, in its sole discretion, may determine within 60 days following one of the events described below that unvested stock options are immediately exercisable in full:

•	the option holder becomes permanently disabled, as determined by our Board;

•	the option holder dies while an employee of the Company or one of our subsidiaries;

•	the option holder retires at or after the earliest voluntary retirement age permitted by us or with the consent of our Board; or

•	under other special circumstances.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our executive officers as of December 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
C. Allen Bradley, Jr.	469,000	0	$9.00	11/17/2015
G. Janelle Frost	19,000	0	$9.00	11/17/2015
	30,000	45,000	$15.71	11/10/2018
Geoffrey R. Banta	237,500	0	$9.00	11/17/2015
Craig P. Leach	93,498	0	$9.00	11/17/2015
Todd Walker	40,000	10,000	$9.98	09/25/2016
	15,000	10,000	$17.65	03/02/2017
David O. Narigon	0	0	n/a	n/a

(1)	All outstanding options vest 20% each year commencing on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table contains information regarding the exercise of stock options held by our executive officers during the year ended December 31, 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
C. Allen Bradley, Jr.	0	$0
G. Janelle Frost	0	0
Geoffrey R. Banta	0	0
Craig P. Leach	96,502	839,077
Todd Walker	0	0
David O. Narigon	30,000	185,202

(1)	Based on market values per share of our common stock on the dates of exercise

Employment Termination and Change-in-Control Benefits

The table below quantifies potential compensation that would have become payable to each of our named executive officers (other than Mr. Narigon, who was not employed by the Company on December 31, 2010) under employment and equity award agreements and Company plans and policies (as in effect on December 31,

2010) if their employment had terminated on December 31, 2010, given the executive officer’s base salary as of that date and the closing price of our common stock on December 31, 2010. In addition, the table quantifies the compensation that would have become payable to each of our named executive officers assuming that a change in control of the Company had occurred on December 31, 2010. For additional information regarding (a) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (b) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plan.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	Cash Severance Payments (1)	Healthcare Premiums (2)	Acceleration of Equity Awards (3)	Total
C. Allen Bradley, Jr.
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause or for Good Reason	1,274,375	18,466	0	1,292,841
Death or Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control	0	0	0	0

G. Janelle Frost
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause or for Good Reason	307,500	0	0	307,500
Death or Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control	0	0	80,550	80,550

Geoffrey R. Banta
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause or for Good Reason	457,233	12,312	0	469,545
Death or Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control	0	0	0	0

Craig P. Leach
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause or for Good Reason	355,656	16,212	0	371,868
Death or Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control	0	0	0	0

Todd Walker
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause or for Good Reason	329,740	16,212	0	345,952
Death or Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control	0	0	75,200	75,200

(1)	Cash severance is payable in installments over 12 months (18 months for Mr. Bradley).
(2)	Represents COBRA health insurance premiums payable on behalf of the executives following termination of employment for a period of 12 months (18 months for Mr. Bradley). Ms. Frost would not have been eligible for COBRA payments on December 31, 2010, as she was not covered by the Company’s medical plan on December 31, 2010.

(3)	Under the terms of the agreements representing awards of stock options and restricted stock, any unvested awards become vested upon a change in control, as defined in the award agreements. The dollar amounts in this column represent the value of unvested stock options and restricted stock on December 31, 2010, at $17.50 per share, the closing price of our common stock on that date.

Certain Relationships and Related Transactions

Policy. The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party is one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. Related party transactions involving $50,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to approve related party transactions in circumstances in which the Company’s general counsel determines it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources, and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

PAX, Inc. Mr. Phillips is a director of the Company. He is currently the President, Chief Executive Officer and part owner of PAX, Inc. PAX has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $172,992 in 2010, and is expected to pay premiums to the Company of approximately $125,000 in 2011. The Company believes that the terms of the policies issued to PAX were established on an arms’ length basis and does not believe that this relationship would interfere with Mr. Phillips’ exercise of independent judgment in carrying out his responsibilities as a director. The Board has considered this information in determining that Mr. Phillips is an independent director within the meaning of the NASDAQ listing requirements.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2010, the Company’s Equity Incentive Plan and Restated 2010 Non-Employee Director Restricted Stock Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The Company has no equity compensation plans that have not been approved by the shareholders. The table provides information as of December 31, 2010.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	1,270,698	$10.03	331,179	(1)

(1)	Represents 243,009 shares of common stock available for issuance under the Equity Incentive Plan and 88,170 shares of common stock available for issuance under the 2010 Restated Non-Employee Director Restricted Stock Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of April 22, 2011 for:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 18,395,729 shares of common stock outstanding as of April 22, 2011.

Beneficial ownership of the Company’s common stock is determined in accordance with the rules of the SEC and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
C. Allen Bradley, Jr. (1)	505,099	2.7%
Philip A. Garcia (2)	2,106	*
Jared A. Morris (2)(3)	58,009	*
Millard E. Morris (2)(4)	85,522	*
Daniel Phillips (2)	5,937	*
Randy Roach (2)(5)	4,779	*
Sean M. Traynor (2)	2,666	*
Austin P. Young III (2)(6)	8,843	*
G. Janelle Frost (1)	50,150	*
Geoffrey R. Banta (1)	123,568	*
Craig P. Leach (1)	59,213	*
David O. Narigon (7)	11,216	*
Todd Walker (1)	50,715	*
All directors and executive officers as a group (1)(14 persons)	1,000,323	5.4%

*	Less than 1%.
(1)	Includes shares of our common stock issuable upon the exercise of options within 60 days as follows: Mr. Bradley (469,000 shares), Ms. Frost (49,000), Mr. Banta (118,750 shares), Mr. Leach (48,498 shares), Mr. Walker (40,000 shares), and all directors and executive officers as a group (740,248 shares).
(2)	Includes 1,690 shares of restricted stock granted on the date of our 2010 annual meeting of shareholders pursuant to our Restated 2010 Non-Employee Director Restricted Stock Plan. The director has sole voting power, but no dispositive power, with respect to these shares. These shares vest on the date of the Annual Meeting.
(3)	Includes 51,517 shares beneficially owned through a trust, of which Mr. J. Morris is a trustee.
(4)	Includes 81,084 shares beneficially owned by an entity controlled by Mr. M. Morris.
(5)	Includes 200 shares in an IRA owned by Mr. Roach’s spouse.
(6)	Includes 2,684 shares beneficially owned through a family limited partnership.
(7)	Mr. Narigon resigned his position with the Company effective March 1, 2010.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 22, 2011.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
FMR LLC (1)	2,396,509	13.0%
Blackrock, Inc (2)	1,751,455	9.5%
Wellington Management Co. LLP (3)	1,605,870	8.7%
The Vanguard Group, Inc. (4)	1,008,588	5.5%
Royce and Associates, LLC (5)	933,389	5.0%

(1)	According to a Schedule 13G/A filed on February 14, 2011 by FMR LLC (“FMR”), FMR has sole dispositive power with respect to 2,396,509 shares of common stock. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)

According to a Schedule 13G/A filed on February 3, 2011 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting and dispositive power with respect to 1,751,455 shares of common stock. The address for Blackrock is 40 E. 52nd Street, New York, New York 10022.

(3)	According to a Schedule 13G filed February 14, 2011 by Wellington Management Company, LLP (“Wellington”) Wellington holds shared voting power with respect to 1,232,270 shares of common stock and shared dispositive power with respect to 1,605,870 shares of common stock. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.
(4)	According to a Schedule 13G filed on February 10, 2011 by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole voting power with respect to 32,726 shares of common stock, sole dispositive power with respect to 975,862 shares of common stock, and shared dispositive power with respect to 32,726 shares of common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)	According to a Schedule 13G filed January 11, 2011 by Royce and Associates, LLC (“Royce”) Royce holds sole voting and dispositive power with respect to 933,389 shares of common stock. The address for Royce is 745 Fifth Avenue, New York, NY 10151.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Traynor, M. Morris, and Phillips served on the Compensation Committee during 2010. Mr. Roach became a member of the committee after the Company’s 2010 Annual Meeting of Shareholders in June 2010. During 2010, no executive officer of the Company served on the Compensation Committee (or equivalent committee), or the Board of Directors, of another entity that had an executive officer who served on the Company’s Compensation Committee or Board.

Mr. M. Morris founded the Company in 1985, and was an officer at all times prior to 1997. Mr. Phillips is Chief Executive Officer of PAX, Inc., a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries. PAX, Inc. has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $172,992 in 2010, and is expected to pay premiums to the Company of approximately $125,000 in 2011. See “Executive Compensation—Certain Relationships and Related Transactions.”

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s system of internal controls over financial reporting and for preparing its financial statements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. It also oversees the Company’s internal audit department, approving its audit plans, reviewing its reports, and evaluating its performance. The Audit Committee monitors “whistleblower” activity under Section 806 of the Sarbanes-Oxley Act of 2002, receiving regular reports through the Company’s toll-free whistle-blower “hotline.” The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The charter is available on the Company’s website at www.amerisafe.com.

The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2010 prior to their issuance. During 2010, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the Statement on Account Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T and by SEC Regulation S-X Rule 2-07, Communications with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the PCAOB Ethics and Independence Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it (1) approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC and (2) accept management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

Austin P. Young III (Chair)	Philip A. Garcia	Jared A. Morris

INDEPENDENT PUBLIC ACCOUNTANTS

Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2010 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2011. Representatives of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to questions.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for 2010 and 2009, and fees billed for other services rendered by Ernst & Young.

	2010	2009
Audit Fees (1)	$990,000	$1,100,000
Audit-Related Fees (2)	1,995	46,595
Tax Fees (3)	0	6,110
All Other Fees	0	0

(1)	“Audit Fees” consist principally of fees for the audit of the Company’s consolidated financial statements and reviews of the Company’s quarterly financial information.
(2)	“Audit-Related Fees” consist of service costs related to the Company’s use of Ernst & Young’s online accounting and reporting research tool and services relating to examinations by the Louisiana and Texas Departments of Insurance.
(3)	“Tax Fees” consist principally of fees for tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for 2010 were pre-approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2010 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were in compliance with Section 16(a).

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

In order to be included in the Company’s proxy materials for the 2012 annual meeting of shareholders, a shareholder proposal must be received in writing by the Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by January 5, 2012 and otherwise comply with all requirements of the SEC for shareholder proposals.

In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. To be timely, a notice (other than a notice recommending a director candidate) must be received no earlier than March 17, 2012 and no later than April 16, 2012. Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than February 5, 2012 and no later than March 7, 2012. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Todd Walker

Executive Vice President,

General Counsel, and Secretary

DeRidder, Louisiana

May 6, 2011

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AMERISAFE, INC. 2301 HIGHWAY 190 W DeRIDDER, LA 70634

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nominees to be elected for terms expiring in 2014:
1. Election of Directors		For	Against	Abstain
1a. C. Allen Bradley, Jr.		☐	☐	☐
1b. Austin P. Young, III		☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.					NOTE: Such other business as may properly come
		For	Against	Abstain	before the meeting or any adjournment thereof.
2. To ratify the appointment of Ernst & Young, LLP as the Company’s independent registered accounting firm for 2011.		☐	☐	☐

3. To approve executive compensation by non-binding vote.		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:	1 year	2 years	3 years	Abstain

4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000106845_1    R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

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AMERISAFE, INC.

Annual Meeting of Shareowners

June 15, 2011 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Todd Walker, Geoffrey R. Banta and G. Janelle Frost, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of Amerisafe, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held at 2301 Highway 190 West, DeRidder, Louisiana on June 15, 2011 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000106845_2    R1.0.0.11699